UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

___________________________________

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Nuveen New York AMT-Free Quality Municipal Income Fund
(Name of Registrant as Specified in Its Charter)

Karpus Management, Inc., d/b/a Karpus Investment Management
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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July 25, 2024

Dear Fellow Shareholder,

As you may know, the Nuveen New York AMT-Free Quality Municipal Income Fund (NYSE: NRK) is having its annual meeting of shareholders on August 15, 2024. At this annual meeting shareholders will vote on several crucial matters that will determine the future of your fund. Karpus Management, Inc., d/b/a Karpus Investment Management is a client-focused advisor with a track record of fighting for shareholder rights and enhancing shareholder value. As the largest shareholder of your fund, our interests ARE aligned … with yours. We are seeking to elect three independent nominees as well as terminate the investment advisory agreement with Nuveen for a number of reasons. Your Fund has been sending out multiple letters and communications about Karpus and the proposals, in an attempt to convince you to vote for the status quo. There are a number of key facts, however, that they have not shared. We believe it is important to support the Karpus nominees and termination proposal for the following reasons:

1.	Poor Performance: NRK is a levered closed-end fund that, under the management of Nuveen, failed to outperform the unlevered S&P New York Municipal Index on 1-, 3-, 5-, and 7- year time horizons.

Periods ending June 30, 2024	1 Year	3 Year	5 Year	7 Year

NRK's NAV Performance	3.43%	-3.92%	-0.14%	1.23%

S&P Municipal Bond New York Index	3.43%	-0.66%	1.17%	1.88%

2.	Persistently Wide Trading Discount: Not only has performance been supremely underwhelming, but NRK consistently trades at the widest discount of all the funds in the Lipper New York Muni Debt Funds category. Reflecting shareholder dissatisfaction, NRK’s 20 year average discount is over 5% wider than its peers. Shareholders have not been able to access full value of their investment in over a decade.

Periods ending June 30, 2024	NRK	LIPPER PEER GROUP	RANKING IN GROUP*	Difference between NRK and Peer Group Ave.

1 Yr Avg. discount	-12.29%	-11.74%	6th of 12	-0.55%

3 Yr Avg. discount	-11.19%	-8.15%	10th of 12	-3.05%

5 Yr Avg. discount	-10.92%	-7.02%	12 of 12 (Worst)	-3.90%

7 Yr Avg. discount	-11.28%	-6.59%	12 of 12 (Worst)	-4.68%

10 Yr Avg. discount	-10.72%	-5.49%	12 of 12 (Worst)	-5.24%

15 Yr Avg. discount	-9.20%	-3.80%	12 of 12 (Worst)	-5.40%

20 Yr Avg. discount	-8.88%	-3.76%	12 of 12 (Worst)	-5.11%

3.	Nuveen’s “Independent” Board: The current trustees are “hand-picked” by Nuveen, sit on the boards of 139 Nuveen funds, and are paid from $366,343-$526,950 by Nuveen funds. They adopted an illegal bylaw designed to strip shareholder voting rights, only letting go of the illegal bylaw when a Judge ruled against them … TWICE. We believe this lack of Independence is a clear sign that Nuveen’s trustees are aligned with protecting the Nuveen “Franchise” and not with maximizing shareholder value.

The time for change is NOW! We urge you to vote to FOR the independent nominees on the GREEN PROXY CARD.

Based on the abysmal “performance” and persistent trading discount, we also believe the Board owes it to shareholders to assess other available options to manage our fund. If you agree, please vote FOR proposal 3 on the GREEN PROXY CARD.

Sincerely,

Daniel L. Lippincott

President & Chief Investment Officer

Presentation to ISS

NUVEEN NEW YORK AMT-FREE QUALITY MUNICIPAL INCOME FUND

KARPUS INVESTMENT MANAGEMENT

*The information herein is based on the opinion and analysis of Karpus Investment Management.

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Agenda

1. Poor Performance. NRK has consistently had below market performance over an extended time horizon.
2. Excessive Discount to NAV. Over every measured time frame the average discount to NAV is greater than NRK's peers, ranking the fund as one of the worst in its group.
3. Board consistently acts in Nuveen's best interest. Board has consistently taken actions that seem to benefit Nuveen rather than NRK shareholders.
4. Need Fresh Independent Voices on the Board. It is time for the Board to have directors with no allegiance to Nuveen, but rather to NRK shareholders.
5. New Manager. It is necessary to terminate Nuveen as fund manager and retain a new manager that will work to achieve better performance. NRK's substandard performance should not be allowed to continue without consequence.

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Poor Corporate Governance

- Trustees opted into illegal control share provision, only doing away with it after they were told it was illegal twice
- Classified Board of Trustees
- Sought a no-action letter from the SEC seeking to exclude our non-binding 14a-8 proposal which would permit shareholders to show whether they support NRK making small tenders – seems like the Board is afraid of the answer
- Trustees sit on 139 Nuveen funds and are paid from $366,343 to $526,950 by Nuveen Managed Funds
- Adopted bylaws that prevent many individuals from being nominated for election to the board unless already on other Nuveen boards

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Mat V. Small

Senior management executive in the Financial Services industry with more than 30 years of success in many roles.

- Managing partner with AntePartners since 2016, Mat has successfully delivered a range of services including road-mapping for firms evaluating change, program remediation, data and analytics transformation, and end-to-end delivery of business and technology initiatives.

- Senior Vice President with Fannie Mae where he successfully led and worked with the board of directors to successfully deliver the organization's largest transformation initiative in its history by reforming the Capital Markets business process, implementing a new front end trading platform, outsourcing key operations services, replacing the full securities accounting infrastructure with a commercial off-the-shelf solution, and, implementing a full data strategy and platform for trading, operations and accounting. The solution created efficiency across Fannie Mae's Capital Markets; resulting in a reduction of an accounting close from weeks to days, a reduction in total operating cost, an improved analytics capability leveraging real time data, and improved trading capabilities that meet or exceed the current standards of the industry.

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Taylor Gettinger

Managing Director, Senior Trader, at Caspian Capital LP, a New York based investment adviser focused on performing, stressed and distressed corporate credit.

- Primary trader for all strategies at the fund and is also responsible for sourcing new ideas and conducting relative value analysis across the portfolio. He analyzes macroeconomic trends and is responsible for hedging strategies that the company executes.

- Trader at Avenue Capital from 2013 to 2015 focused on distressed debt and acting as the head trader for their open-ended mutual fund.

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Steven Weitz

A real estate Partner with the law firm Weitz & Schwartz P.A.

- Advises lenders, mortgage services and investors in consumer finance litigation, mortgage litigation, loan workouts, title litigation, and other real estate matters.

- Mr. Weitz also represents buyers, sellers, lenders, landlords, and tenants in residential and commercial transactions.

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NRK NEEDS NEW INDEPENDENT NOMINEES

We believe our highly qualified, talented and financially sophisticated nominees will bring a much-needed independent viewpoint to the Board, with their sole interest being what will benefit NRK shareholders.

NRK's current bylaws are unusual and restrict a shareholder from nominating for election any person who has any recent board-level or executive experience with a registered investment company or has more than three current public board engagements, unless those board engagements are at investment companies that have also retained Nuveen as investment adviser. At the same time, the current trustees of the Fund serve simultaneously on 139 Nuveen fund boards.

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TIME FOR NEW MANAGER

Nuveen has failed as fund manager. By any reasonable metric viewed, whether historical performance compared to its chosen index, or discount to NAV, NRK's performance is lagging the market and has failed its shareholders. Rarely have we seen a case so compelling for changing the manager. Since the board has failed to act, shareholders should exercise the right given to them by law and terminate Nuveen as manager.

Shareholders should act to terminate Nuveen. With current directors serving on 139 Nuveen boards, it is no surprise that the board has not acted to terminate Nuveen even though its performance has failed. Shareholders have the right to protect their investments, because the board is not.

NRK is sending out letters trying to scare investors, suggesting that terminating Nuveen as manager will cause dire consequences for NRK shareholders. Termination will cause Nuveen to lose income it receives from NRK. The Board will select a new manager and Karpus does not believe any of the scenarios raised by NRK to frighten shareholders and to protect the income shares of Nuveen are likely. As the largest shareholder, Karpus wants what is best for shareholders, not for Nuveen.

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KARPUS ONLY BENEFITS IF ALL SHAREHOLDERS BENEFITS

NRK has tried to portray Karpus as having ulterior motives for NRK and not acting in the best interests of shareholders.

As the largest shareholder, Karpus' goals are simple:

- Maximize the value of the NRK shares, which benefits all NRK shareholders equally.
- Elect directors without extensive ties to NRK's failing manager and who will act in the best interests of all of NRK's shareholders.
- Replace the failing manager Nuveen with a new manager who the board believes will act to improve performance at NRK.

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